Exhibit 10.42

Retention Agreement with Edgar A. Anderson

The purpose of this document is to confirm our confidential discussion wherein I have advised you of the intention of TETRA’s management to explore strategic alternatives to its ownership of Maritech Resources, and of your key role in that effort. As I indicated, it is important for Maritech management and staff to continue to execute our business plan in order to maximize the value of this business unit. You are one of the key personnel in Maritech. Therefore, as incentive for you to remain with Maritech and continue to perform through this transitional period, Maritech is offering you a bonus consisting of several elements which are to be paid in segments, subject to the conditions set forth in this agreement.

In exchange for your continued employment with Maritech from now until the completion of this process, TETRA will pay you a “stay put” bonus of $150,000 (the “Stay Bonus”). The Stay Bonus will not, in any event, be payable in 2010, and will otherwise be earned, assuming your continued employment, upon the sooner to occur of: (i) the conclusion of the sale of Maritech or substantially all of its assets and associated liabilities, (ii) a decision by TETRA to abandon its efforts to sell Maritech or its assets and associated liabilities, and (iii) December 31, 2011. In the event of one or more sales of Maritech’s assets and associated liabilities, the sale process will not be concluded until a sale of all or substantially all of Maritech’s assets and associated liabilities has been completed or TETRA elects to conclude the sale process. The sale of Maritech, or substantially all of its assets and associated liabilities, is referred to as a “Sale Event.” The Stay Bonus will be payable on the tenth (10th) day following the applicable event described in clause (i), (ii) or (iii) above.  In addition to the Stay Bonus, and conditioned upon your continued employment with Maritech, should TETRA be successful in selling either all or a majority interest in Maritech or its assets and associated liabilities, TETRA will pay you an additional bonus amount of up to $520,000. This potential bonus amount was determined taking into account your position and scope of responsibilities at Maritech and the length of your tenure with Maritech. The factors used to determine the amount of the additional bonus paid will consist of the form and extent of the Sale Event, TETRA’s assessment of your contribution to the success of the Sale Event, and whether or not you are offered employment by an acquiring company. This additional bonus, if applicable, will be payable on the tenth (10th) business day following the closing of any such Sale Event.

If you continue to be employed with Maritech through the closing of the Sale Event, at TETRA’s option, any accrued and unpaid vacation will be either assumed by the acquiring company, or, if not assumed by the acquiring company and your employment with Maritech or TETRA is terminated, paid out to you on the tenth (10th) business day following the termination of your employment.  If a Sale Event is concluded and your employment with Maritech or TETRA is terminated in connection therewith prior to payment of any amounts earned under an Annual Incentive Award pursuant to the Cash Compensation Plan, TETRA has agreed to modify the terms of the Cash Incentive Compensation Plan to allow you to receive that amount on the tenth (10th) business day following the termination of your employment.

Your right to receive the Stay Bonus is conditioned upon your continued employment with Maritech through the date or events set forth above and your right to receive any additional bonus described above is conditioned upon your continued employment with Maritech through the closing of any such Sale Event. If your employment with Maritech is terminated prior to such date or events as a result of your death, disability or a termination by Maritech “without cause,” you, or your estate, will be entitled to receive all bonus amounts not yet paid and otherwise payable under the terms of this agreement, as well as any compensation not paid as of the date of separation under any Annual Incentive Award pursuant to the Cash Incentive Compensation Plan. Any such payment of the Stay Bonus and additional bonus described above shall be payable when such payment would otherwise be payable under this agreement.  If your employment with Maritech is terminated for any other reason prior to such date or event, you will forfeit any and all bonus amounts not yet paid and otherwise payable under the terms of this agreement, as well as any compensation not paid as of the date of separation under any Annual Incentive Award pursuant to the Cash Incentive Compensation Plan.

Amounts payable to you under this agreement are in lieu of any severance benefits that would otherwise be payable to you as an employee of Maritech including, without limitation, any benefits provided pursuant to the memorandum to all Maritech personnel dated November 2, 2010. No additional severance will be payable to you upon the termination of your employment.

Maritech will withhold from the amount of any benefits payable hereunder all federal, state and local taxes required to be withheld under any applicable law or regulation. The benefits payable hereunder are obligations of Maritech and shall be paid from the general assets of Maritech.

This agreement is intended, and shall be interpreted, to comply with Section 409A of the Internal Revenue Code. For purposes hereof, any “termination” that results in vesting or the payment of compensation hereunder must constitute a “separation of service” within the meaning of Section 409A of the Internal Revenue Code, and in the case of a termination of your employment by Maritech “without cause” that results in vesting or the payment of compensation hereunder, such termination must also constitute an “involuntary separation of service” within the meaning of Section 409A of the Internal Revenue Code. Additionally, disability shall be deemed to have occurred when you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months as determined by Maritech and TETRA.

This agreement does not modify the “at-will” relationship between you and Maritech, and does not give you a right to remain in the employ of Maritech for any period of time. It is imperative that our divestiture efforts and the terms of this agreement remain confidential and are not disclosed by you to any person other than your legal representatives. Any prohibited disclosure by you of the terms of this agreement shall result in your forfeiture of any unpaid portions of the Stay Bonus and other benefits payable hereunder and shall constitute cause for discharge.

If you wish to acknowledge and accept the terms of the foregoing offer of retention  payments, and agree to comply with the terms set forth herein including, without limitation, the confidentiality obligations, please sign a copy of this letter and return it to me at your earliest convenience, but no later than November 5, 2010.

Sincerely,

TETRA Technologies, Inc.

/s/Stuart M. Brightman
Stuart M. Brightman
President and Chief Executive Officer

AGREED AND ACCEPTED BY:

/s/Edgar A. Anderson                                                               November 2, 2010
Employee Signature                                                                 Date